CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


As independent certified public accountants, we hereby consent to the incorporation by reference in the Form 10-SB registration statement to be filed by Novahead, Inc. (formerly Butterfield-Blair, Inc.) on or about August 6, 2002 of our report dated June 12, 2002, and to all references to our Firm included in this registration statement.


Semple & Cooper, LLP
Phoenix, Arizona

August 6, 2002

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